Exhibit 4.2

Executive Option Plan

NOVONIX Limited ACN 157 690 830

Table of contents

1	Definitions and interpretation		1

	1.1	Definitions	1

	1.2	Interpretation	3

2	Administration of the Plan		4

3	Grant of Options		4

	3.1	Offer of Options	4

	3.2	Required details of Offer	4

	3.3	Required documents for Offer	4

	3.4	Acceptance of offer	5

	3.5	Permitted Nominees	5

	3.6	No payment for grant of Options	5

	3.7	Option statement or certificate	5

	3.8	Register of Options	6

4	Exercise of Options		6

	4.1	Rights to acquire Shares	6

	4.2	Exercise price	6

	4.3	Right to exercise and lapse	6

	4.4	Lapse of Options	6

	4.5	General restriction on exercise	7

5	Rights attaching to Options		8

	5.1	Adjustment for reconstruction	8

	5.2	Dividends	8

	5.3	Voting rights	8

	5.4	Participation in further issues	8

	5.5	Transfer	8

	5.6	Transmission	8

	5.7	Quotation	8

6	No interest in Shares		9

7	Change of Control		9

	7.1	Board to notify Participant of Change of Control Trigger Event	9

	7.2	Options exercisable on Change of Control	9

	7.3	Action available to the Board for unexercised Options	9

	7.4	Participants to cooperate and attorney	9

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8	Issue of Shares on Exercise		10

	8.1	Issue of Shares	10

	8.2	Application for quotation	10

	8.3	Ranking	10

9	Disposal Restriction		10

	9.1	No disposal of Shares for a specified period	10

	9.2	Holding locks or other procedures	10

	9.3	Restrictions cease on Change of Control Trigger Event	10

10	Notice		10

	10.1	Method of giving notice	10

	10.2	When is notice given	11

	10.3	Participant’s address for notices	11

	10.4	Company’s address for notices	11

	10.5	Notices to Permitted Nominees	11

11	Amendment of the Plan		11

	11.1	Amendment	11

	11.2	Restrictions	12

12	Termination of the Plan		12

13	Administration of the Plan		12

	13.1	Authority to form policy and delegation	12

	13.2	Obligations of Board	12

	13.3	Board decisions	12

	13.4	Board, Company and delegates may act in its absolute discretion	12

	13.5	Independent advice by Board	13

14	Rights of Eligible Participants and Participants		13

15	General		13

	15.1	Listing Rules and Constitution	13

	15.2	Board, Company and delegates may act in its absolute discretion	13

	15.3	Costs	13

	15.4	Advice	14

	15.5	Governing law and jurisdiction	14

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Executive option plan

NOVONIX Limited ACN 157 690 830

The Plan involves the grant of Options to Eligible Participants on the terms in this document.

1	Definitions and interpretation

1.1	Definitions

In this document:

	Term	Definition
	Acceptance Form	means an acceptance of an Offer completed and signed by an Eligible Participant (and any Permitted Nominee) in the form attached to the Offer.

	ASIC	means the Australian Securities and Investments Commission.

	ASX	means ASX Limited ACN 008 624 691 or the securities exchange operated by it (as the case requires).

	Bidder	means a person who proposes to acquire (together with their associates) all of the ordinary shares in the Company.

	Board	means the Company’s board of Directors.

	Business Day	means a day that is not a Saturday, Sunday or public holiday in Brisbane, Queensland.

	Change of Control Trigger Event	means:

(a) a person acquires voting power (within the meaning of section 610 Corporations Act) in more than 50% of the ordinary shares in the Company;

(b)

an order of the court made for the purposes of section 411(4)(b) Corporations Act, in connection with a members’ scheme of arrangement to effect a change of Control of the Company, is lodged with ASIC under section 411(10) Corporations Act;

(c) the Company Disposes of the whole or a substantial part of its assets or undertaking; or

(d)

an event set out in paragraph (a), (b) or (c) is, in the opinion of the Board, likely to occur in the near future and the Board decides to nominate a date on which a Change of Control Trigger Event is taken to have occurred.

	Company	means NOVONIX Limited ACN 157 690 830.

	Constitution	means the Company’s constitution.

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Term	Definition
Consultant	means any person who acts in an advisory capacity for, or is engaged in the provision of services to, the Group.

Control	has the meaning given to the term in section 50AA Corporations Act.

Corporations Act	means Corporations Act 2001 (Cth).

Director	means a director of the Company.

Disposal Restriction	means a restriction, set out in an Offer, on the creation of a Security Interest in, or the transfer, assignment, disposal or otherwise dealing with, a Share issued on exercise of an Option.

Dispose	includes assign, transfer, sell, agree to sell (including in respect of Shares, accepting a takeover in respect of those Shares) and grant a Security Interest.

Eligible Participant	means:

(a) any full or part time employees, contractors or service providers of the Company or any associated body corporate of the Company; or

(b) any other person who may participate without requiring compliance with Chapters 6D.2, 6D.3 (except section 736) and 7.9 of the Corporations Act,

but excludes any Director.

Employee	means an employee of a member of the Group.

Exercise Date	means the date after which an Eligible Participant may exercise an Option as set out in the Offer.

Exercise Period	means the period from the Exercise Date to the Expiry Date.

Exercise Price	means the price payable on exercise of an Option to acquire the underlying Share, as set out in rule 4.2.

Expiry Date	means the date on or by which a Participant must exercise an Option before that Option expires as set out in the Offer.

Group	means the Company and its Related Bodies Corporate.

Listing Rules

means the Listing Rules of ASX and any other rules of ASX which are applicable while the Company is admitted to the Official List of ASX, each as amended or replaced from time to time, except to the extent of any express written waiver by ASX.

Notice of Exercise	means a completed and signed notice substantially in the form attached to the Offer, or another form approved by the Board.

Offer	means a written offer to participate in the Plan.

Option	means an option granted under the Plan to subscribe for and be allotted the number of Shares set out in an Offer.

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Term	Definition
Participant	means an Eligible Participant or its Permitted Nominee (as the case requires).

Permitted Nominee	means a body corporate Controlled by an Eligible Participant, or any other entity as the Board may determine.

Plan	means this share option plan as amended from time to time.

Related Body Corporate	has the meaning given to the term in the Corporations Act.

Security Interest

means any interest, right or power that in substance secures payment or performance of any obligation, for example a mortgage, a charge, or a security interest under the Personal Property Securities Act 2009 (Cth).

Share	means a fully paid ordinary share in the Company.

Termination Date

means the date the termination of directorship, employment or the consultancy arrangement of an Eligible Participant takes effect, under the Eligible Participant’s written employment agreement or consultancy agreement or otherwise.

Vesting Conditions	means the vesting conditions specified in an Offer, which must be satisfied before an Option can be exercised.

1.2	Interpretation

In this document:

(a)

a reference to a clause, schedule, annexure or party is a reference to a clause of, and a schedule, annexure or party to, this document and references to this document include any schedules or annexures;

(b)	a reference to a party to this document or any other document or agreement includes the party’s successors, permitted substitutes and permitted assigns;

(c)	if a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(d)	a reference to a document or agreement (including a reference to this document) is to that document or agreement as amended, supplemented, varied or replaced;

(e)	a reference to this document includes the agreement recorded by this document;

(f)

a reference to legislation or to a provision of legislation (including subordinate legislation) is to that legislation as amended, re-enacted or replaced, and includes any subordinate legislation issued under it;

(g)	if any day on or by which a person must do something under this document is not a Business Day, then the person must do it on or by the next Business Day;

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(h)	a reference to a person includes a corporation, trust, partnership, unincorporated body, government and local authority or agency, or other entity whether or not it comprises a separate legal entity;

(i)	a reference to ‘month’ means calendar month;

(j)	words defined in the Corporations Act have the same meaning when used in this document; and

(k)	headings are for convenience only and do not affect the interpretation.

2	Administration of the Plan

The Board will administer the Plan in accordance with this document.

3	Grant of Options

3.1	Offer of Options

(a)

The Board may offer any number of Options to an Eligible Participant on the terms the Board decides by giving the Eligible Participant an Offer, subject to the Plan and any applicable law or Listing Rules.

(b)

Subject to the terms of the Offer, each Option will entitle the Eligible Participant to receive one Share (ranking equally in all respects with the existing issued Shares in the Company) upon the exercise of the Option.

3.2       Required details of Offer

An Offer must state:

(a)	the total number of Options for which the Eligible Participant may accept;

(b)	the date of the Offer;

(c)	the Exercise Period (including the Exercise Date and the Expiry Date);

(d)	the Exercise Price;

(e)	any Vesting Conditions;

(f)	any Disposal Restrictions;

(g)	any other terms of the Options; and

(h)	any matters required to be specified by the Corporations Act or Listing Rules.

3.3	Required documents for Offer

The Company will send the Offer to an Eligible Participant together with:

(a)	an Acceptance Form;

(b)	a Notice of Exercise;

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(c)	a copy of this Plan or a summary of this Plan (in which case this Plan will be made available on request, free of charge);

(d)	any other explanatory material which the Company wishes to distribute; and

(e)	any other documents and information required by the Corporations Act or Listing Rules.

3.4	Acceptance of offer

To accept an Offer, an Eligible Participant must complete, sign and return the Acceptance Form in accordance with the Offer.

3.5	Permitted Nominees

(a)

An Eligible Participant that receives an Offer may nominate a Permitted Nominee to hold the Options on their behalf by providing details of the Permitted Nominee on the Acceptance Form and having the Permitted Nominee sign the Acceptance Form.

(b)	The Board can, in its absolute discretion and without providing an explanation, decide whether or not to grant a Permitted Nominee (nominated by an Eligible Participant) Options.

(c)

Where the Board decides not to grant Options to a Permitted Nominee, the Board will grant the Options to the Eligible Participant instead and the Eligible Participant is taken to have accepted the Offer personally.

(d)	An Eligible Participant must immediately notify the Company in writing as soon as they become aware:

(i)	that they cease to Control their Permitted Nominee;

(ii)	of any transaction which may result in them ceasing to Control their Permitted Nominee; or

(iii)	that they cease to have an entitlement (whether or not that entitlement requires an exercise of discretion) to a majority of the distributions of their Permitted Nominee.

(e)	If an Eligible Participant ceases to Control their Permitted Nominee at any time, the Board may determine that any Options granted to the Permitted Nominee be transferred to the Eligible Participant.

3.6	No payment for grant of Options

A Participant is not required to pay for the grant of an Option.

3.7	Option statement or certificate

The Company will, within ten Business Days after the Participant is granted the Options, deliver to each Participant:

(a)	a statement in the form the Board decides evidencing the grant of the Options; or

(b)	if required by the Constitution or otherwise by law, a certificate evidencing the grant of the Options in accordance with the Constitution or law.

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3.8	Register of Options

The Company must maintain a register of the Options.

4	Exercise of Options

4.1	Rights to acquire Shares

An Option entitles a Participant to acquire one Share:

(a)	provided any acquisition of Shares does not breach the Corporations Act or the Listing Rules;

(b)	provided any Vesting Conditions have been satisfied;

(c)	during the Exercise Period;

(d)	for payment of the Exercise Price; and

(e)	otherwise in the manner required by the Board and specified in writing to the Eligible Participant at the time the Option is granted.

4.2	Exercise price

The Exercise Price is the amount set out in the Offer.

4.3	Right to exercise and lapse

(a)	Subject to rule 4.1, a Participant may exercise an Option at any time in the Exercise Period by:

(i)	delivering a Notice of Exercise; and

(ii)	paying the Exercise Price, to the Company.

(b)	Unless the Board decides otherwise, an Option that has not been exercised on or before the Expiry Date, lapses on the day after the Expiry Date.

4.4	Lapse of Options

Subject to rule 4.1 and unless the Board decides otherwise, if an event in the table below occurs in respect of an Eligible Participant, the Eligible Participant’s Options are treated in accordance with the following table:

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Event	On or before Exercise Date	During the Exercise Period
Eligible Participant’s lawful termination from employment with the Group or consultancy arrangement with the Group, but not for serious breach of the employment contract or consultancy agreement	Options lapse	The Expiry Date is the Termination Date or a later date decided by the Board
Eligible Participant’s lawful termination from employment with the Group or consultancy arrangement with the Group, for serious breach of the employment contract or consultancy agreement	Options lapse	The Expiry Date is the Termination Date or a later date decided by the Board
Eligible Participant’s resignation or vacation from the Board, employment or consultancy with the Group.	Options lapse	The Expiry Date is date of the resignation, or a later date decided by the Board
Eligible Participant being made redundant	Options lapse	The Expiry Date is the date of the redundancy, or later date is decided by the Board
Death or disability (so that unable to perform normal duties - in the opinion of a medical practitioner nominated by the board) of the Eligible Participant	Options lapse 90 days after the date of death or disability	There is no adjustment and the representative of the Eligible Participant’s estate may exercise the Options before the Expiry Date
Eligible Participant loses Control of their Permitted Nominee and the Options are not transferred to the Eligible Participant under rule 3.5(e)	Options lapse	Options lapse
Vesting Condition is unable to be met	Options lapse	Options lapse

4.5	General restriction on exercise

A Participant may not exercise an Option if, at the time the Participant proposes to exercise the Option, the Participant (or its associated Eligible Participant) is:

(a)	restricted from trading in the Shares or other securities under the Company’s securities trading policy; or

(b)	in possession of price sensitive information about the Group which is not generally available to the public.

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5          Rights attaching to Options

5.1       Adjustment for reconstruction

If there is a reconstruction of the issued capital of the Company (including consolidation, sub-division, reduction or return), the number of Shares to be issued on exercise of an Option, the Exercise Price or both, will be adjusted:

(a)	to the extent necessary to comply with the Listing Rules applying to a reorganisation of capital; or alternatively

(b)	as determined by the Board (acting reasonably).

5.2        Dividends

 A Participant does not have the right to participate in dividends on Shares until Shares are issued on the exercise of an Option.

5.3        Voting rights

 A Participant does not have the right to vote in respect of an Option.

5.4        Participation in further issues

(a)

A Participant cannot participate in a new issue of Shares without exercising their Options, but for the avoidance of doubt, may be entitled to participate in respect of Shares already held by that Participant.

(b)

If there is a pro rata issue (except a bonus issue) to the holders of Shares (other than an issue in lieu or in satisfaction of dividends or by way of dividend reinvestment), the Board may reduce the Exercise Price of an Option in accordance with the formula specified in Listing Rule 6.22.2.

(c)

In the event of a bonus issue of Shares being made pro rata to Shareholders, (other than an issue in lieu of dividends), the number of Shares issued on exercise of each Option will include the number of bonus Shares that would have been issued if the Option had been exercised prior to the record date for the bonus issue. No adjustment will be made to the exercise price per Share of the Option.

5.5       Transfer

Subject to rule 5.6, Participants must not Dispose or deal with Options, or any interest in Options.

5.6       Transmission

The transmission of Options to a legal personal representative of an Eligible Participant following an Eligible Participant’s death, may be made without the prior written consent of the Board.

5.7       Quotation

The Company will not apply to ASX for official quotation of any of the Options.

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6	No interest in Shares

A Participant has no interest in Shares the subject of Options until the Options are exercised and Shares are issued to that Participant.

7	Change of Control

7.1	Board to notify Participant of Change of Control Trigger Event

The Board must, as soon as reasonably practicable, give written notice to each Participant of a Change of Control Trigger Event.

7.2	Options exercisable on Change of Control

Unless the Board decides otherwise, if a Change of Control Trigger Event occurs, all Options vest immediately and may be exercised by a Participant (regardless of whether any Vesting Conditions have been satisfied) by delivering a Notice of Exercise, and payment of the Exercise Price, to the Company.

7.3	Action available to the Board for unexercised Options

If a Change of Control Trigger Event occurs, the Company may:

(a)	buy-back Options held by a Participant for:

(i)	an amount agreed with the Participant; or

(ii)

the fair value of the Options, being the value of the Options decided by the Board and calculated in accordance with the Black-Scholes valuation model (as set out in the Annexure), using a volatility factor calculated using the closing price of Shares on ASX for the 12 months before the date of the calculation, without the agreement of the Participant;

(b)

arrange for options to acquire shares in the Bidder to be granted to the Participants on substantially the same terms as the Options, but with any appropriate and reasonable adjustments decided by the Board to the number of shares in the Bidder to be issued on exercise of those options or the exercise price of those options, to ensure the Participants are not materially financially disadvantaged;

(c)	allow the Options to continue in accordance with their terms; or

(d)	proceed with a combination of any of the alternatives in rules 7.3(a), 7.3(b) or 7.3(c).

7.4	Participants to cooperate and attorney

Each Participant:

(a)	must do all acts, matters or things which are necessary or desirable to give effect to a buy-back or exchange of Options under rule 7.3; and

(b)	irrevocably appoints any two Directors as its attorney for the purpose of performing any act required of it under rule 7.4.

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8	Issue of Shares on Exercise

8.1	Issue of Shares

The Company will issue Shares to a Participant at the next Board meeting, or within 20 Business Days, whichever first occurs after receiving a valid Notice of Exercise and the Exercise Price.

8.2	Application for quotation

If the Shares are officially quoted by ASX, the Company will apply to ASX for official quotation of any Shares issued to a Participant after exercise of Options within the time prescribed by the Listing Rules but, in any event, within ten Business Days of the issue of those Shares.

8.3	Ranking

A Share issued on the exercise of any Option ranks equally with all existing Shares of that class from the date of allotment.

9	Disposal Restriction

9.1	No disposal of Shares for a specified period

If an Offer contains a Disposal Restriction, the Participant must comply with the Disposal Restriction in relation to all Shares issued on exercise of the Options for the period specified in the Offer.

9.2	Holding locks or other procedures

If the Shares issued on the exercise of Options are subject to a Disposal Restriction, the Company may implement any procedure (including a holding lock) it considers appropriate to ensure the Disposal Restriction is complied with for the period specified in the Offer.

9.3	Restrictions cease on Change of Control Trigger Event

A Disposal Restriction ceases to apply immediately upon a Change of Control Trigger Event occurring. As soon as reasonably practicable after the Change of Control Trigger Event occurs, the Company must release the Shares from any procedure in place under rule 9.2.

10	Notice

10.1	Method of giving notice

A notice, consent or communication under this document is only effective if it is:

(a)       in writing;

(b)       addressed to the person to whom it is to be given; and

(c)       given as follows:

 (i)        delivered by hand to that person’s address;

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(ii)	sent to that person’s address by prepaid mail or by prepaid airmail, if the address is overseas;

(iii)

sent by fax to that person’s fax number where the sender receives a transmission confirmation report from the despatching machine indicating the transmission has been made without error and showing the relevant number of pages and the correct destination fax number or name of recipient; or

(iv)

sent by email to that person’s email address where the sender receives an email receipt or other written confirmation from the recipient to the sender which indicates that the email was received at the email address of the recipient.

10.2      When is notice given

A notice, consent or communication given under rule 10.1 is given and received on the corresponding day set out in the table below. The time expressed in the table is the local time in the place of receipt.

If a notice is	It is given and received on
Delivered by hand or sent by fax or email	(a) that day, if delivered by 5.00pm on a Business Day; or (b) the next Business Day, in any other case.
Sent by post	(a) three Business Days after posting, if sent within Australia; or (b) seven Business Days after posting, if sent to or from a place outside Australia.

10.3      Participant’s address for notices

A Participant’s address, fax number and email address are as shown in the Company’s records or as otherwise notified by the Participant to the Company.

10.4      Company’s address for notices

The Company’s address for notices, including the Acceptance and Notice of Exercise is set out below or as otherwise notified by the Company to the Participant:

NOVONIX Limited

PO Box 10348

Brisbane Qld 4000

10.5      Notices to Permitted Nominees

Any notice or direction given under this Plan to a Permitted Nominee is validly given if it is provided to the associated Eligible Participant under rule 10.1.

11         Amendment of the Plan

11.1      Amendment

Subject to rule 11.2, the Board may amend the Plan in any manner it decides.

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11.2      Restrictions

The Board must not make any amendment to the Plan which would:

(a)	have the effect of materially adversely affecting or prejudicing the rights of any Participant holding Options at that time, except for amendments:

(i)	to comply with the Constitution, Corporations Act, Listing Rules or any other law affecting the maintenance or operation of the Plan;

(ii)	to correct a manifest error; or

(iii)

to address potential adverse tax implications affecting the Plan arising from changes to laws relating to taxation, the interpretation of laws relating to taxation by the relevant governmental authorities (including the release of any ruling), courts or tribunals; or

(b)

effect a change to the number of Shares to which a Participant is entitled on exercise of the Options, the Exercise Price or the Exercise Period unless permitted by the Corporations Act and the Listing Rules.

12        Termination of the Plan

The Plan may be terminated or suspended at any time by the Board and that termination or suspension will not have any effect on or prejudice the rights of any Participant holding Options at that time.

13         Administration of the Plan

13.1      Authority to form policy and delegation

(a)

The Board may make policy and regulations for the operation of the Plan which are consistent with the Plan and may delegate necessary functions to an appropriate service provider or employee capable of performing those functions and implementing those policies.

(b)

The Board may delegate functions and powers under this Plan as it considers appropriate, for the efficient administration of the Plan, to a committee made up of a person or persons capable of performing those functions and exercising those powers.

13.2     Obligations of Board

The Board in exercising a power or discretion conferred on it by this Plan is not under a fiduciary or other obligation to any other person.

13.3     Board decisions

The decision of the Board as to the interpretation, effect or application of this Plan is final.

13.4     Board, Company and delegates may act in its absolute discretion

Where the Board, the Company or their delegates may exercise any right or discretion or make any decision under this document, it may do so in its absolute discretion, conditionally or unconditionally, and without being required to give reasons or act reasonably. Rule 13.4 applies unless this document expressly requires otherwise.

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13.5     Independent advice by Board

The Board or a committee may take and rely upon independent professional or expert advice on the exercise of any of their powers or discretions under this Plan.

14        Rights of Eligible Participants and Participants

Nothing in this Plan:

(a)	confers on any Eligible Participant the right to continue as a Director, an Employee or a Consultant;

(b)	affects any rights a member of the Group may have to terminate the employment of any Employee or any agreement with a Director or Consultant; or

(c)	may be used to increase damages in any action brought against the Company or any Related Body Corporate, other than an action arising solely out of a Participant’s rights under the Plan.

15         General

15.1      Listing Rules and Constitution

(a)	This Plan, the entitlements of Participants, and any obligations of the Company, under this Plan are subject to the Constitution, the Listing Rules, the Corporations Act and any other applicable law.

(b)

No Option may be granted nor will any Option be capable of exercise if it would, or in the opinion of the Board, having taken appropriate legal advice, is likely to, contravene the Corporations Act, the Listing Rules or any other applicable laws.

(c)

Despite any other rule of this Plan, every covenant or other provision set out in an exemption from, or modification to, the provisions of the Corporations Act granted from time to time by ASIC in respect of the Plan, and required to be included in this Plan in order for the exemption or modification to have effect, is deemed to be contained in this Plan. To the extent that any covenant, or other provision deemed to be contained in this Plan is inconsistent with any other rule of this Plan, the deemed covenant or other provision will prevail.

15.2     Board, Company and delegates may act in its absolute discretion

Where the Board, the Company or their delegates may exercise any right or discretion or make any decision under this document, it may do so in its absolute discretion, conditionally or unconditionally, and without being required to give reasons or act reasonably. Clause 15.2 applies unless this document expressly provides otherwise.

15.3     Costs

(a)	The Company must pay all the expenses, costs and charges incurred in operating the Plan.

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(b)

The Company is not responsible for any duties or taxes which may become payable in connection with the grant of Options, the issue and allotment of Shares on exercise of Options or any other dealing with Options or Shares (including, but not limited to, as a result of a transaction contemplated by rules 3.5(e) or 7.3).

15.4     Advice

Participants should obtain their own independent advice at their own expense on the financial, taxation and other consequences to them of, or relating to, participating in the Plan.

15.5     Governing law and jurisdiction

(a)	Queensland law governs this document and the rights of Participants under the Plan.

(b)	Each Participant, the Company and the Board (and their delegates) irrevocably submits to the non-exclusive jurisdiction of the Queensland courts and courts competent to hear appeals from those courts.

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